EXHIBIT 5

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT (this “Agreement”) is dated as of May 17, 2010, by and among GJD Holdings, LLC, a California limited liability company, GJDaou & Company, LLC, a Delaware limited liability company and Georges J. Daou.

WHEREAS, in accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934 (the “Act”), only one Schedule 13D Statement (“Statement”) need to be filed whenever two or more persons are required to file a Statement pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such statement if filed on behalf of each of them.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

Each of GJD Holdings, LLC, GJDaou & Company, LLC and Georges Daou hereby agree, in accordance with Rule 13d-1(k) under the Act of file one Statement (and one of any future Statements) relating to their ownership of the Common Stock, par value $.01 per share, of ATWOOD MINERALS & MINING CORP., a Nevada corporation, and does hereby further agree that said Statement(s) be filed on behalf of each of GJD Holdings, LLC, GJDaou & Company, LLC and Georges Daou.  Nothing herein shall be deemed to be an admission that the parties hereto, or any of them, are members of a “group” within the meaning of Section 13(d) of the Act and the rules promulgated thereunder) with respect to any securities of ATWOOD MINERALS & MINING CORP.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:	/s/ Georges Daou
Georges Daou

GJD Holdings, LLC

By:	/s/ Georges Daou
Georges Daou, Manager

GJDaou & Company, LLC

By:	/s/ Georges Daou
Georges Daou, Manager